FINANCIAL HIGHLIGHTS
- - -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Six Months Ended
                                                            Second Quarter                              June 30
- - -----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands except per common share data)       1994          1993      % Change          1994       1993    % Change
                                                                  (Restated)***<F3>                      (Restated)***<F3>
- - -----------------------------------------------------------------------------------------------------------------------------------
INCOME DATA
   Net income                                         $    19,079  $    25,388      (25)%   $     45,211  $     48,515       (7)%
   Net interest income (FTE)*<F1>                          63,349       64,391       (2)%        127,553       128,980       (1)%
- - -----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net income - primary                               $       .68  $       .93      (27)%   $       1.63  $       1.78       (8)%
   Net income - fully diluted                                 .65          .84      (23)%           1.51          1.62       (7)%
   Book value (end of period)                               16.56        16.01        3 %          16.56         16.01        3 %
   Tangible book value (end of period)                      15.99        15.33        4 %          15.99         15.33        4 %
   Cash dividends                                             .25          .20       25 %            .50           .40       25 %
- - -----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
   Securities                                         $ 3,017,831  $ 3,105,153       (3)%   $  3,151,608  $  3,085,904        2 %
   Loans and leases**<F2>                               2,707,502    2,350,167       15 %      2,670,621     2,322,521       15 %
   Earning assets                                       5,788,051    5,750,800        1 %      5,899,182     5,732,759        3 %
   Total assets                                         6,320,118    6,269,647        1 %      6,463,157     6,250,125        3 %
   Deposits                                             5,201,291    5,183,694        - %      5,238,291     5,197,948        1 %
   Stockholders' equity                                   496,635      460,115        8 %        511,207       450,046       14 %
- - -----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
   Return on average assets                                  1.21 %       1.62 %                    1.41 %        1.57 %
   Return on average total equity                           15.41 %      22.13 %                   17.83 %       21.74 %
   Return on average common equity                          15.35 %      24.36 %                   18.73 %       23.96 %
   Net interest margin                                       4.38 %       4.49 %                    4.34 %        4.52 %
   Efficiency ratio                                         65.15 %      59.73 %                   63.40 %       59.33 %
   Overhead ratio                                            2.20 %       1.92 %                    2.08 %        1.95 %
   Allowance for loan losses to loans and leases**<F2>       2.09 %       3.09 %                    2.09 %        3.09 %
   Equity ratio                                              7.80 %       7.37 %                    7.80 %        7.37 %
   Leverage ratio                                            8.31 %       7.31 %                    8.31 %        7.31 %
- - -----------------------------------------------------------------------------------------------------------------------------------
<F1>*   Based on a 34% tax rate for 1993, and a 35% tax rate for 1994.
<F2>**  Net of unearned income.
<F3>*** First Commerce Corporation's financial information for 1993 has been restated to include First Acadiana National Bancshares, Inc.

SELECTED FINANCIAL DATA (dollars in thousands except per share data)

                                                                    1994                                1993
- - -------------------------------------------------------------------------------------------------------------------------------
                                                           Second          First         Fourth        Third        Second
                                                           Quarter        Quarter       Quarter       Quarter       Quarter
                                                                                       (Restated)    (Restated)    (Restated)
- - -------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                         $  6,320,118   $  6,597,863   $ 6,487,017   $ 6,379,762   $ 6,269,647
  Earning assets                                          5,788,051      6,011,953     5,946,367     5,855,578     5,750,800
  Loans and leases*<F1>                                   2,707,502      2,633,335     2,552,923     2,437,291     2,350,167
  Securities                                              3,017,831      3,287,273     3,221,279     3,053,247     3,105,153
  Deposits                                                5,201,291      5,276,203     5,181,477     5,159,238     5,183,694
  Long-term debt                                             89,349         89,694        94,354        95,453        95,519
  Stockholders' equity                                      496,635        518,026       499,463       480,591       460,115
- - -------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                                $     96,708   $     97,183   $    97,608   $    98,709   $    97,956
  Net interest income                                        61,990         62,746        61,882        62,102        62,934
  Net interest income (FTE)                                  63,349         64,204        63,359        63,710        64,391
  Provision for loan losses                                  (4,832)        (3,832)         (600)       (2,233)       (2,259)
  Other income (exclusive of securities transactions)        27,231         27,379        26,171        25,087        26,997
  Securities transactions                                    (6,683)         1,122          (926)          229            73
  Operating expense                                          59,011         56,472        59,370        54,589        54,585
  Net income                                                 19,079         26,132        22,829        23,870        25,388
- - -------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                     1.21 %         1.61 %        1.40 %        1.48 %        1.62 %
  Return on average total equity                              15.41 %        20.46 %       18.13 %       19.71 %       22.13 %
  Return on average common equity                             15.35 %        22.17 %       19.63 %       21.49 %       24.36 %
  Net interest margin                                          4.38 %         4.30 %        4.24 %        4.33 %        4.49 %
  Overhead ratio                                               2.20 %         1.96 %        2.22 %        2.00 %        1.92 %
  Allowance for loan losses to loans and leases*<F1>           2.09 %         2.40 %        2.55 %        2.82 %        3.09 %
  Nonperforming assets to loans and leases*<F1>
    plus foreclosed assets                                      .84 %          .98 %        1.22 %        1.57 %        2.03 %
  Allowance for loan losses to nonperforming loans           324.05 %       311.07 %      268.26 %      283.02 %      230.54 %
  Equity ratio                                                 7.80 %         7.96 %        7.65 %        7.30 %        7.37 %
  Leverage ratio                                               8.31 %         7.81 %        7.63 %        7.50 %        7.31 %
- - -------------------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA

EARNINGS PER SHARE
  Primary                                              $        .68   $        .95   $       .83   $       .87   $       .93
  Fully diluted                                        $        .65   $        .86   $       .76   $       .80   $       .84

COMMON DIVIDENDS
  Cash dividends                                       $        .25   $        .25   $       .25   $       .20   $       .20
  Dividend payout ratio                                       36.76 %        26.32 %       30.12 %       22.99 %       21.51 %

BOOK VALUES (end of period)
  Book value                                           $      16.56   $      17.14   $     17.28   $     16.66   $     16.01
  Tangible book value                                  $      15.99   $      16.55   $     16.66   $     16.02   $     15.33

COMMON STOCK DATA
  High stock price                                     $      30.00   $      28.50   $     31.80   $     31.80   $     32.20
  Low stock price                                      $      23.50   $      24.00   $     23.90   $     28.40   $     25.40
  Closing stock price                                  $      28.25   $      24.00   $     25.13   $     30.00   $     29.60
  Trading volume                                          7,274,300     12,340,097     8,516,265     2,935,716     4,424,135
  Number of stockholders (end of period)                      7,607          7,508         7,604         7,507         7,526

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
  Primary                                                    26,329         26,302        26,191        26,171        26,125
  Fully diluted                                              32,260         32,245        32,199        32,181        32,141

NUMBER OF EMPLOYEES (end of period)                           3,545          3,460         3,400         3,343         3,309
- - -------------------------------------------------------------------------------------------------------------------------------
<F1> *Net of unearned income.

FINANCIAL REVIEW

SECOND QUARTER IN REVIEW

     First Commerce Corporation's (FCOM) net income for the second quarter of 1994 was $19.1 million. The most significant factor affecting the second quarter's net income was a $4.3 million net loss, after tax, on securities transactions resulting from a repositioning of the Available for Sale securities portfolio. Net income was $25.4 million in the second quarter of 1993 and $26.1 million in the first quarter of 1994.

     Fully diluted earnings per common share were $.65 in the second quarter, compared to $.84 in the second quarter of 1993 and $.86 in the first quarter of 1994. Primary earnings per common share were $.68 in the second quarter, compared to $.93 in 1993's second quarter and $.95 in the first quarter. Return on average assets was 1.21% in this quarter, and return on average total equity was 15.41%.

     FCOM repositioned a portion of its $2.9 billion securities portfolio during the quarter in order to improve future net interest income. FCOM sold $490 million in Treasury notes and purchased the same amount of Treasury notes at a higher yield. The quarter's $4.3 million after tax loss on securities transactions will be recaptured through higher net interest income within 10 months. Securities transactions resulted in a $.13 negative impact on fully diluted earnings per share this quarter.

     Operating expense increased when compared to both prior periods, primarily related to personnel expense and equipment expense. New employees, added for the introduction of customer teleservicing, and annual merit raises effective on March 1, caused the increase in personnel expense. The branch automation project caused equipment expense to increase as new equipment was placed in service.

     Improving loan quality and lower net charge-offs again resulted in a negative provision. The provision for loan losses was a negative $4.8 million, compared to a negative $2.3 million in 1993's second quarter and last quarter's negative $3.8 million.

     FCOM's net interest margin increased 8 basis points from the first quarter of 1994, to 4.38% in the second quarter. Net interest income (FTE) was $63.3 million, $1.0 million less than last year's second quarter and $855,000 lower than in the first quarter. The decrease from the same period last year was primarily due to a 14 basis point decline in the earning asset yield, partially offset by a more favorable earning asset mix related to rising loan demand. Compared to the first quarter, the decline in the level of earning assets, mainly in the securities portfolio, contributed to the decline in net interest income. The present rising interest rate environment caused FCOM to decrease the level of securities and relatively expensive short-term borrowings.

     A more detailed review of FCOM's financial condition and earnings for the second quarter follows. This review should be read in conjunction with the consolidated financial statements of First Commerce Corporation and Subsidiaries, which follows this review and the Financial Review in the 1993 Annual Report.

EARNINGS ANALYSIS

Net Interest Income

     Net interest income (FTE) for the second quarter was $63.3 million, 2% lower than 1993's second quarter and 1% lower than in the first quarter of 1994. For the first six months, net interest income was $127.6 million, a 1% decrease from 1993's first six months.

     The $1.0 million decrease in net interest income from the second quarter of 1993 to the current quarter was primarily due to a decline in the earning asset yield of 14 basis points, while the cost of funds fell only 3 basis points. A favorable volume variance, caused by loan growth, was more than offset by a negative rate variance, primarily due to lower yields on loans and securities. Loans increased 15% over the second quarter of 1993, and were 47% of earning assets, compared to 41% in the same period of 1993. Increasing loan demand is a trend expected to continue throughout 1994, and to contribute to a more favorable earning asset mix. Although loan volume increased over 1993's second quarter, new loans had lower yields than maturing and prepaying loans, which contributed to the decline in the earning asset yield. The securities yield also declined because new securities were purchased at lower yields than maturing securities.

     Net interest income decreased $855,000 this quarter when compared to the first quarter. The decrease was primarily related to the deleveraging of the balance sheet begun in late March, 1994. Given the rising interest rate environment, FCOM reduced its exposure to increases in short-term funding costs by reducing its level of short-term borrowings and earning assets, primarily securities. Short-term borrowings funded 8% of earning assets this quarter, compared with 11% in the first quarter.

     In comparing the first and second quarters of 1994, the effect of the lower earning assets level was partially offset by a 16 basis point increase in the earning asset yield. The securities yield rose 22 basis points primarily due to FCOM's repositioning of $490 million of Treasury notes during the quarter. The Treasury notes sold had an average yield of 4.19%, and the Treasury notes purchased had an average yield of 5.87%. The cost of interest-bearing liabilities increased 15 basis points from the prior quarter due to the higher interest rates and the repricing of time deposits. The net interest margin increased 8 basis points from the first quarter to 4.38%, while the net interest spread increased 1 basis point.


TABLE 1.  SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)*<F1> AND INTEREST RATES
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                    Second Quarter 1994          First Quarter 1994          Second Quarter 1993
                                                                                                                  (Restated)
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                  Average                      Average                     Average
(dollars in thousands)                            Balance   Interest Rate      Balance  Interest  Rate     Balance  Interest Rate
- - ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
 EARNING ASSETS
  Loans and leases**<F2>                       $ 2,707,502 $ 57,605   8.53 % $2,633,335 $ 56,414  8.67 % $2,350,167 $53,107  9.06 %
  Securities
    Taxable                                      2,924,451   37,361   5.12    3,187,819   38,769  4.90    2,998,616  40,493  5.41
    Tax-exempt                                      93,380    2,551  10.93       99,454    2,709 10.90      106,537   3,347 12.57
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total securities                           3,017,831   39,912   5.30    3,287,273   41,478  5.08    3,105,153  43,840  5.66
- - ------------------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                                   8,611       75   3.49       21,760      186  3.47       83,190     686  3.31
    Foreign banks***<F3>                            46,659      390   3.35       51,391      415  3.28      198,982   1,684  3.39
  Federal funds sold and securities purchased
    under resale agreements                          5,984       65   4.36       16,445      125  3.29       11,747      78  2.66
  Trading account securities                         1,464       20   5.55        1,749       23  5.26        1,561      18  4.50
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total money market investments                62,718      550   3.52       91,345      749  3.36      295,480   2,466  3.35
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                       5,788,051 $ 98,067   6.79 %  6,011,953 $ 98,641  6.63 %  5,750,800 $99,413  6.93 %
- - ------------------------------------------------------------------------------------------------------------------------------------
 NONEARNING ASSETS
  Other assets **** <F4>                           594,523                      653,663                     596,179
  Allowance for loan losses                        (62,456)                     (67,753)                    (77,332)
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total assets                             $ 6,320,118                   $6,597,863                  $6,269,647
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
 INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits                       $   844,015 $  2,951   1.40 % $  900,853 $  3,055  1.38 % $  858,041 $ 2,814  1.32 %
    Money market investment deposits               734,624    3,526   1.93      745,405    3,606  1.96      783,776   3,990  2.04
    Savings and other consumer time deposits     2,035,207   17,506   3.45    2,035,100   16,921  3.37    2,088,015  18,954  3.64
    Time deposits $100,000 and over                375,314    3,364   3.60      376,949    3,170  3.41      338,808   3,019  3.57
    Foreign branch time deposits                     5,527       49   3.56        5,718       39  2.77       11,220      72  2.57
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits            3,994,687   27,396   2.75    4,064,025   26,791  2.67    4,079,860  28,849  2.84
- - ------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                            465,089    4,554   3.93      650,212    4,838  3.02      466,487   3,248  2.79
  Long-term debt                                    89,349    2,768  12.43       89,694    2,808 12.70       95,519   2,925 12.28
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities         4,549,125 $ 34,718   3.06 %  4,803,931 $ 34,437  2.91 %  4,641,866 $35,022  3.03 %
- - ------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits                   1,206,604                    1,212,178                   1,103,834
  Other liabilities                                 67,754                       63,728                      63,832
  Stockholders' equity                             496,635                      518,026                     460,115
- - ------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities & stockholders' equity $ 6,320,118                   $6,597,863                  $6,269,647
====================================================================================================================================
      Net interest income (FTE)*<F1> and margin            $ 63,349   4.38 %            $ 64,204  4.30 %            $64,391  4.49 %
====================================================================================================================================
      Net earning assets and spread            $ 1,238,926            3.73 % $1,208,022           3.72 % $1,108,934          3.90 %
====================================================================================================================================
<F1>*   Based on a 34% tax rate for periods ended prior to June 30, 1993 and a 35% tax rate for periods ended after June 30, 1993.
<F2>**  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<F3>*** Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<F4>****All 1994 periods presented include mark-to-market adjustments on securities available for sale.



TABLE 1.  SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)*<F1> AND INTEREST RATES
- - ------------------------------------------------------------------------------------------------------------------------
                                                           Six Months Ended                Six Months Ended
                                                             June 30, 1994            June 30, 1993 (Restated)
- - ------------------------------------------------------------------------------------------------------------------------
                                                  Average                         Average
(dollars in thousands)                            Balance   Interest  Rate        Balance   Interest  Rate
- - ------------------------------------------------------------------------------------------------------------------------
ASSETS
 EARNING ASSETS
  Loans and leases**<F2>                       $ 2,670,621 $ 114,019  8.60 %   $ 2,322,521 $ 105,749  9.17 %
  Securities
    Taxable                                      3,055,225    76,130  5.00       2,979,265    81,895  5.52
    Tax-exempt                                      96,383     5,260 10.91         106,639     6,750 12.65
- - ------------------------------------------------------------------------------------------------------------------------
      Total securities                           3,151,608    81,390  5.18       3,085,904    88,645  5.77
- - ------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                                  15,149       261  3.47          92,503     1,539  3.36
    Foreign banks***<F3>                            49,012       805  3.31         214,842     3,745  3.52
  Federal funds sold and securities purchased
    under resale agreements                         11,186       190  3.60          14,025       204  2.94
  Trading account securities                         1,606        43  5.39           2,964        89  6.04
- - ------------------------------------------------------------------------------------------------------------------------
      Total money market investments                76,953     1,299  3.43         324,334     5,577  3.47
- - ------------------------------------------------------------------------------------------------------------------------
      Total earning assets                       5,899,182  $196,708  6.70 %     5,732,759  $199,971  7.02 %
- - ------------------------------------------------------------------------------------------------------------------------
 NONEARNING ASSETS
  Other assets **** <F4>                           628,982                         595,817
  Allowance for loan losses                        (65,007)                        (78,451)
- - ------------------------------------------------------------------------------------------------------------------------
      Total assets                             $ 6,463,157                     $ 6,250,125
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
 INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits                       $   872,278 $   6,006  1.39 %   $   864,758 $   5,927  1.38 %
    Money market investment deposits               739,985     7,132  1.94         788,831     8,114  2.07
    Savings and other consumer time deposits     2,035,155    34,427  3.41       2,100,838    38,757  3.72
    Time deposits $100,000 and over                376,126     6,534  3.50         342,271     6,124  3.61
    Foreign branch time deposits                     5,622        88  3.16          10,173       132  2.62
- - ------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits            4,029,166    54,187  2.71       4,106,871    59,054  2.90
- - ------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                            557,159     9,392  3.40         444,211     6,083  2.76
  Long-term debt                                    89,520     5,576 12.56          95,577     5,854 12.35
- - ------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities         4,675,845   $69,155  2.98 %     4,646,659   $70,991  3.08 %
- - ------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits                   1,209,125                       1,091,077
  Other liabilities                                 66,980                          62,343
  Stockholders' equity                             511,207                         450,046
- - ------------------------------------------------------------------------------------------------------------------------
      Total liabilities & stockholders' equity $ 6,463,157                     $ 6,250,125
========================================================================================================================
      Net interest income (FTE)*<F1> and margin             $127,553  4.34 %                $128,980  4.52 %
========================================================================================================================
      Net earning assets and spread            $ 1,223,337            3.72 %   $ 1,086,100            3.94 %
========================================================================================================================
<F1>*   Based on a 34% tax rate for periods ended prior to June 30, 1993 and a 35% tax rate for periods ended after June 30, 1993.
<F2>**  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<F3>*** Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<F4>****All 1994 periods presented include mark-to-market adjustments on securities available for sale.



TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)*<F1>
- - --------------------------------------------------------------------------------------------------------------------------

                                                    Second Quarter 1994                      Second Quarter 1994
                                              Compared to First Quarter 1994          Compared to Second Quarter 1993
- - --------------------------------------------------------------------------------------------------------------------------
                                                  Total        Due to       Due to      Total       Due to       Due to
                                                Increase      Change in   Change in    Increase    Change in   Change in
(in thousands)                                 (Decrease)      Volume       Rate      (Decrease)     Volume       Rate
- - --------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                             $     1,191   $    1,580   $    (389)  $    4,498   $   7,734   $  (3,236)
 Securities
   Taxable                                         (1,408)      (3,303)      1,895       (3,132)       (985)     (2,147)
   Tax-exempt                                        (158)        (166)          8         (796)       (387)       (409)
- - --------------------------------------------------------------------------------------------------------------------------
     Total securities                              (1,566)      (3,469)      1,903       (3,928)     (1,372)     (2,556)
- - --------------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                    (111)        (114)          3         (611)       (648)         37
   Foreign banks                                      (25)         (39)         14       (1,294)     (1,273)        (21)
 Federal funds sold and securities purchased
     under resale agreements                          (60)        (100)         40          (13)        (49)         36
 Trading account securities                            (3)          (4)          1            2          (1)          3
- - --------------------------------------------------------------------------------------------------------------------------
     Total money market investments                  (199)        (257)         58       (1,916)     (1,971)         55
- - --------------------------------------------------------------------------------------------------------------------------
     Total interest income                    $      (574)  $   (2,146)  $   1,572   $   (1,346)  $   4,391   $  (5,737)
==========================================================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                       $      (104)  $     (197)  $      93   $      137   $     (47)  $     184
   Money market investment deposits                   (80)         (52)        (28)        (464)       (243)       (221)
   Savings and other consumer time deposits           585            1         584       (1,448)       (471)       (977)
   Time deposits $100,000 and over                    194          (14)        208          345         327          18
   Foreign branch time deposits                        10           (1)         11          (23)        (44)         21
- - --------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                  605         (263)        868       (1,453)       (478)       (975)
- - --------------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                               (284)      (1,584)      1,300        1,306         (10)      1,316
 Long-term debt                                       (40)         (11)        (29)        (157)       (191)         34
- - --------------------------------------------------------------------------------------------------------------------------
     Total interest expense                   $       281   $   (1,858)  $   2,139   $     (304)  $    (679)  $     375
- - --------------------------------------------------------------------------------------------------------------------------
     Change in net interest income (FTE)*<F1> $      (855)  $     (288)  $    (567)  $   (1,042)  $   5,070   $  (6,112)
==========================================================================================================================
<F1>*  Based on a 34% tax rate for periods ended prior to June 30, 1993 and a 35% tax rate for periods ended after June 30, 1993.


TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)*<F1>
- - -----------------------------------------------------------------------------------
                                                  Six Months Ended June 30, 1994
                                                   Compared to Six Months Ended
                                                           June 30, 1993
- - -----------------------------------------------------------------------------------
                                                 Total      Due to      Due to
                                                 Increase   Change in   Change in
(in thousands)                                   (Decrease) Volume      Rate
- - -----------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                                $  8,270   $  15,152   $ (6,882)
 Securities
   Taxable                                         (5,765)      2,046     (7,811)
   Tax-exempt                                      (1,490)       (612)      (878)
- - -----------------------------------------------------------------------------------
     Total securities                              (7,255)      1,434     (8,689)
- - -----------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                  (1,278)     (1,331)        53
   Foreign banks                                   (2,940)     (2,735)      (205)
 Federal funds sold and securities purchased
     under resale agreements                          (14)        (45)        31
 Trading account securities                           (46)        (37)        (9)
- - -----------------------------------------------------------------------------------
     Total money market investments                (4,278)     (4,148)      (130)
- - -----------------------------------------------------------------------------------
     Total interest income                       $ (3,263)  $  12,438   $(15,701)
===================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                          $     79   $      52   $     27
   Money market investment deposits                  (982)       (487)      (495)
   Savings and other consumer time deposits        (4,330)     (1,184)    (3,146)
   Time deposits $100,000 and over                    410         592       (182)
   Foreign branch time deposits                       (44)        (67)        23
- - -----------------------------------------------------------------------------------
     Total interest-bearing deposits               (4,867)     (1,094)    (3,773)
- - -----------------------------------------------------------------------------------
 Short-term borrowings                              3,309       1,734      1,575
 Long-term debt                                      (278)       (376)        98
- - -----------------------------------------------------------------------------------
     Total interest expense                      $ (1,836)  $     264   $ (2,100)
- - -----------------------------------------------------------------------------------
     Change in net interest income (FTE)*<F1>    $ (1,427)  $  12,174   $(13,601)
===================================================================================
<F1>*  Based on a 34% tax rate for periods ended prior to June 30, 1993 and a 35% tax rate for periods ended after June 30, 1993.


     For the six months, net interest income was $127.6 million, a $1.4 million decline from the comparable 1993 period. The effect of lower yields on earning assets was partially offset by the 3% growth of average earning assets. The net interest margin was 4.34% for the first six-month period in 1994, an 18 basis point decrease from the same period in 1993. The yield on earning assets was 32 basis points lower due to the impact of lower interest rates on the repricing of loans and the reinvestment of securities. The cost of interest-bearing liabilities declined 10 basis points, and the cost of funds was 14 basis points lower than in 1993. Loans were 15% higher in the 1994 period, and securities grew 2%. Money market assets were 76% lower in the current six months, while interest-free funds grew 13%.

     Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for the second quarter of 1994 and 1993, the first quarter of 1994 and the first six months of 1994 and 1993. Table 2 analyzes the components of changes in net interest income between these same periods.

Provision For Loan Losses

     Loan quality improvements continued this quarter and led to another negative provision for loan losses and a corresponding reduction in the allowance for loan losses. Fewer watch list loans and nonperforming assets and lower net charge-offs resulted in a negative $4.8 million provision for loan losses in the current quarter and a negative $8.7 million in the first six months of 1994. The provision for loan losses was a negative $2.3 million in 1993's second quarter, a negative $3.8 million in the first quarter and a negative $1.7 million in the first six months of 1993.

     A continuation of negative provisions in future quarters similar in size to the second quarter is unlikely since, among other things, loan growth is expected to continue. However, if loan quality improvements similar to the second quarter's continue, the provision may be minimal or negative for the second half of 1994.

     For a discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk Management section of this Financial Review.

Other Income

     Other income, excluding securities transactions, was $27.2 million in the second quarter, a 1% increase over 1993's second quarter. This improvement was due to increases in ATM fees from the higher volume of transactions related to additional machines ($903,000), trust fees from additional accounts ($557,000) and credit card income ($511,000). Partially offsetting these increases were lower broker/dealer income ($691,000) and the absence of unrealized gains on off-balance sheet interest rate contracts ($914,000).

     1994's first quarter included a one-time net gain of $1.1 million from the sale of approximately $55 million of 30-year, 1-4 family mortgage loans to FNMA. Excluding this gain, other income was 4% higher than in the first quarter. Higher credit card income and ATM fees were the primary causes of the increase. Lower broker/dealer income primarily related to lower mutual funds sales volumes partially offset this increase.

     For the six-month period, other income, excluding securities transactions, was $54.6 million, 6% higher than in 1993. In 1994, there was a $1.1 million net gain on the sale of mortgage loans, while in 1993 there was $914,000 unrealized gain on off-balance
sheet interest rate contracts.   ATM fees increased $1.5 million
from the prior year due to new ATM usage charges, plus higher volumes resulting from additional ATMs in service. Trust fee income increased $1.2 million primarily from a higher volume of employee benefit plans and bond trusteeships. Increases in credit card income resulted from higher merchant volumes, plus higher late charge fee income. Broker/dealer revenue declined $791,000 due to lower annuity and mutual fund sales.

     Securities transactions resulted in a $6.7 million loss in the second quarter of 1994, compared to a $73,000 gain in 1993's second quarter and a $1.1 million gain in the first quarter of 1994. For the six-month period, securities transactions were a $5.6 million loss and a $274,000 gain for 1994 and 1993, respectively.

Operating Expense

     Operating expense was $59.0 million in the second quarter, an 8% increase over the same period of 1993 and 4% higher than in the first quarter of this year. For the six-month period, operating expense was $115.5 million, 8% higher than in the same period of 1993.

     Compared to 1993's second quarter, operating expense increased $4.4 million due to higher personnel expense ($2.7 million), equipment expense ($757,000) and professional fees ($648,000), partially offset by lower nonperforming asset expense ($599,000).
A 7% increase in the number of employees to improve service levels and to staff future revenue-producing initiatives, as well as the 1994 merit increases for existing employees, caused the personnel expense increase. Equipment expense increased due to the branch automation project. An increase in professional fees was primarily the result of FCOM's initiative to improve future profitability. Further reductions in nonperforming assets caused the related nonperforming assets expense to decline.

     Operating expense in the second quarter increased $2.5 million from the first quarter of this year due to merit raises effective March 1, a 2% increase in the number of staff, higher equipment expense ($463,000) and a $308,000 loss related to the termination of several interest rate contracts. Higher volumes of loan originations caused a decrease in other operating expense due to the deferral of loan origination costs.

     For the six-month period, operating expense was $8.4 million higher, primarily due to additional employees, 1994 merit raises for existing employees, higher equipment expense and professional fees. These increases were partially offset by lower nonperforming assets expense.

FINANCIAL CONDITION ANALYSIS

Investments

     FCOM repositioned $490 million of Treasury notes in its $2.9 billion securities portfolio during the quarter in order to improve future net interest income. The investment portfolio transactions increased the average yield on the $490 million by 168 basis points and extended the average maturity on these securities by 1.33 years. The average maturity of the total securities portfolio was lengthened approximately two months, to 3.1 years, as a result of these transactions.

     Although securities remained the largest component of earning assets, they were 52% of earning assets in the second quarter, compared to 55% in 1994's first quarter. Given the rising rate environment, in late March, 1994, FCOM deleveraged the balance sheet in order to reduce its exposure to increases in short-term borrowings cost, resulting in the lower level of securities in the second quarter.

Securities Available for Sale

     Securities Available for Sale were $2.6 billion, stated at fair value, as of both June 30, 1994 and March 31, 1994. At June 30, 1994, there was a net unrealized loss of $75.3 million, including gross losses of $87.2 million and gross gains of $11.9 million. The net unrealized loss of $75.3 million reduced stockholders' equity by $48.9 million after tax at the end of the quarter. The unrealized loss resulted from increases in interest rates beginning late in the first quarter, causing a decline in the market values of these securities.

     See Note 4 of Notes to Consolidated Financial Statements for additional information regarding Securities Available for Sale.

Securities Held to Maturity

     Securities Held to Maturity were $314.5 million at June 30, 1994, compared to $2.0 billion at June 30, 1993 and $446.7 million at March 31, 1994. As of January 1, 1994, $757 million of securities previously classified as Held to Maturity were reclassified as Available for Sale, which resulted in the decrease in this securities category when compared to last year. This reclassification was the result of the implementation of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities". The decline from March 31, 1994 was related to the reinvestment of proceeds from maturities of securities in the Held to Maturity category into the Available for Sale classification.

     At June 30, 1994, there was a net unrealized gain of $413,000, including gross gains of $479,000 and gross losses of $66,000, in the Securities Held to Maturity portfolio. See Note 3 of Notes to Consolidated Financial Statements for additional information regarding the Held to Maturity portfolio.

Loans

     Loans and leases, net of unearned income, were $2.8 billion as of June 30, 1994, a 17% increase from one year ago and 6% higher than March 31. Average loans were 15% higher in the second quarter than in 1993's second quarter and were up 3% from the first quarter of 1994. The strong loan growth trend is expected to continue throughout 1994. Commercial and consumer loan demand is expected to continue as economic activity grows in FCOM's markets.

     Average loans were higher in the second quarter than in the same period in 1993 with increases in most categories of loans. The largest increases were primarily in residential mortgage and automobile loans. Increased loan demand for both categories was primarily the result of consumers' anticipation of higher interest rates given the current interest rate environment.

     The strongest loan growth was in automobile and other consumer loans from the first quarter to the second quarter. The increase in automobile loans was due to increased loan demand related to lower interest rates offered in promotional campaigns during the second quarter of 1994 and seasonal close-outs by dealers of 1994 models. The increase in loans to individuals for education purposes was seasonal. Average commercial loans were 2% higher than in the first quarter. Commercial loan growth came from all industry categories.

Money Market Investments

     As of June 30, 1994, money market investments were $60.9 million. Average money market investments were $62.7 million in the second quarter of 1994, $295.5 million in the second quarter of 1993 and $91.3 million last quarter. Money market investments continued to decline as liquidity needs were served with Securities Available for Sale, which provide a higher return until funds are needed. The decline was also related to FCOM's efforts to deleverage the balance sheet.

Deposits

     Average deposits for the second quarter were $5.2 billion, of which 93% were core deposits and 7% were time deposits $100,000 and over. The volume and mix did not significantly change during the quarter compared to the second quarter of 1993 or to the first quarter of 1994.

TABLE 3:  ANALYSIS OF DERIVATIVE PRODUCT INTEREST INCOME (EXPENSE)
- - ------------------------------------------------------------------------------------
                                     Option       Interest    Amortizing
Six months ended June 30, 1994        Based        Rate       Interest/
(in thousands)                       Instruments  Swaps       Callable Swaps  Total
- - ------------------------------------------------------------------------------------
Interest income (expense) accrued  $    310     $  (115)    $       896     $ 1,091
Premium amortization                   (278)          -               -        (278)
- - ------------------------------------------------------------------------------------
Interest income (expense)          $     32     $  (115)    $       896     $   813
- - ------------------------------------------------------------------------------------

TABLE 4.  CHANGES IN DERIVATIVE PRODUCTS (NOTIONAL AMOUNTS)
- - -----------------------------------------------------------------------------------------
                                    Option        Interest      Amortizing
                                     Based          Rate        Interest/
(in thousands)                     Instruments     Swaps        Callable Swaps   Total
- - -----------------------------------------------------------------------------------------
Balance, January 1, 1994         $  755,000     $  13,000     $  250,000     $ 1,018,000
  Maturities                       (200,000)       (5,000)             -        (205,000)
  Sales                            (455,000)       (8,000)             -        (463,000)
- - -----------------------------------------------------------------------------------------
Balance, June 30, 1994           $  100,000     $       -     $  250,000     $   350,000
- - -----------------------------------------------------------------------------------------

Short-Term Borrowings

     During the second quarter, short-term borrowings averaged $465.1 million, compared to $466.5 million in the second quarter of 1993 and $650.2 million in the first quarter of 1994. As a percent of average interest-bearing liabilities, short-term borrowings were 10% in both the second quarter of 1994 and 1993 and 14% in the first quarter of 1994. The deleveraging of the balance sheet in late March reduced the level of average short-term borrowings by 28% from the first to the second quarter of 1994. As of June 30, 1994, short-term borrowings were $437.1 million. By decreasing FCOM's usage of relatively expensive short-term borrowings, the cost of funds should be less variable within the current rising interest rate environment.

Off-Balance Sheet Instruments

     Derivative products are used only to reduce overall interest rate risk. All of these interest rate contracts hedge specific assets and liabilities and qualify for deferral accounting. Net interest income from interest rate contracts was $125,000 this quarter, compared to $688,000 in the first quarter and $556,000 in the second quarter of 1993. Table 3 summarizes the impact of FCOM's derivative products on net interest income for the first six months of 1994, while Table 4 summarizes the changes in FCOM's derivative products by type during 1994. The decline in net interest income related to interest rate contracts was due to the termination of several interest rate contracts in the second quarter. These contracts were originally purchased to hedge certain assets and liabilities in a declining interest rate environment. Given the current rising interest rate environment, these contracts were no longer performing as intended, and were terminated.

     See Note 8 of Notes to Consolidated Financial Statements for additional information regarding off-balance sheet instruments.

Credit Risk Management

Nonperforming Assets

     Nonperforming assets declined $2.4 million, or 9%, during the second quarter. Nonperforming assets were $23.7 million at June 30, 1994, compared to $49.2 million at June 30, 1993 and $26.0 million at March 31. As a percent of loans and foreclosed assets, nonperforming assets were .84% at quarter-end, 2.03% at June 30, 1993 and .98% at March 31, 1994.

     Positive trends in nonperforming assets in 1993 continued throughout the first six months of 1994, as shown in Table 5. Table 6 presents the detail of the changes in nonperforming assets during 1994. The largest decrease in nonperforming assets during the quarter was primarily due to full repayment of nonaccrual commercial and commercial mortgage loans. At the end of 1994's second quarter, 68% of nonperforming loans were contractually current or no more than 30 days past due, compared to 77% last quarter. During the quarter, FCOM recovered $886,000 of interest on nonaccrual loans, which was recorded as interest income.

     Loans and leases past due 90 days or more and not on nonaccrual status were $12.5 million at June 30, 1994, a $2.4 million decrease from the prior quarter. Watch list loans and foreclosed assets declined 13% during the second quarter to $133.5 million as of June 30, 1994.

Allowance for Loan Losses

     The allowance for loan losses was $58.8 million as of June 30, 1994, a $15.7 million decline since June 30, 1993 and a $5.1 million decrease from the first quarter. In comparison to both last year's second quarter and the first quarter of this year, the negative provision for loan losses was reflected in the decrease in the allowance. As a percent of loans and leases, the allowance was 2.09% at the end of this quarter, compared to 3.09% at June 30, 1993 and 2.40% at March 31, 1994. Management believes that the allowance is adequate to cover possible losses in the loan portfolio.

TABLE 5. NONPERFORMING ASSETS
- - --------------------------------------------------------------------------------------------------------------------------

                                                                                              June 30          December 31
                                                                                         1994         1993        1993
(dollars in thousands)                                                                              (Restated)
- - --------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
  Loans to individuals-residential mortgages                                         $    4,358    $  7,010    $  4,998
  Loans to individuals-other                                                                907       1,229         866
  Commercial, financial and agricultural                                                  1,591       6,831       3,761
  Real estate-commercial mortgages                                                       11,099      16,902      15,613
  Real estate-other                                                                         164         315         223
  Other                                                                                      13           -           -
- - --------------------------------------------------------------------------------------------------------------------------
                                                                                         18,132      32,287      25,461
- - --------------------------------------------------------------------------------------------------------------------------
Foreclosed assets
  Other real estate                                                                      10,020      24,618      12,667
  Other foreclosed assets                                                                   123         100          96
  Allowance for losses on foreclosed assets                                              (4,598)     (7,843)     (5,515)
- - --------------------------------------------------------------------------------------------------------------------------
                                                                                          5,545      16,875       7,248
- - --------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                                       $   23,677    $ 49,162    $ 32,709
- - --------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more and not on nonaccrual status                          $   12,546    $ 14,124    $ 12,523
- - --------------------------------------------------------------------------------------------------------------------------
End of period ratios
  Nonperforming assets as a percent of loans and leases*<F1> plus foreclosed assets         .84 %      2.03 %      1.22 %
  Allowance for loan losses as a percent of nonperforming loans                          324.05 %    230.54 %    268.26 %
  Loans and leases past due 90 days or more and not on nonaccrual status
    as a percent of loans and leases *<F1>                                                  .45 %       .59 %       .47 %
- - --------------------------------------------------------------------------------------------------------------------------
<F1>*Net of unearned income.


TABLE 6:  CHANGES IN NONPERFORMING ASSETS
- - ---------------------------------------------------------------------------------
                                    Three Months Ended        Six Months Ended
(in thousands)                        June 30, 1994            June 30, 1994
- - ---------------------------------------------------------------------------------
Balance at beginning of period        $       26,042            $    32,709
  Additions                                    2,787                  5,111
  Payments and sales                          (4,545)               (12,514)
  Writedowns, charge-offs and foreclosed
     assets provisions                          (334)                  (249)
  Loans returned to accrual status              (273)                (1,380)
- - ---------------------------------------------------------------------------------
    Net change                                (2,365)                (9,032)
- - ---------------------------------------------------------------------------------
Balance at end of period              $       23,677            $    23,677
- - ---------------------------------------------------------------------------------


     The decline in net charge-offs from the first quarter of 1994 primarily reflected lower gross charge-offs on credit card loans and higher recoveries on other real estate loans. Net charge-offs on credit card loans remain stable at around 2% of average credit card loans. Table 7 presents the activity for the second quarter and the first six months of 1994 and 1993.

     As discussed in the Nonperforming Assets section above, favorable loan quality trends have continued into 1994 and resulted in a negative provision for loan losses in 1994's second quarter and first six-month period.

Capital and Dividends

     Stockholders' equity was $492.6 million at June 30, 1994, a $14.9 million decline from March 31, 1994. With the implementation of SFAS 115 on January 1, 1994, securities classified as Available for Sale were marked to market. This adjustment is reflected in the equity section, net of the tax effect. The effect on equity was an $48.9 million unrealized loss at June 30, 1994 and an $22.2 million unrealized loss at March 31, 1994.

     The regulatory leverage ratio and risk-based capital ratios do not include the effect of the accounting required by SFAS 115. Return on equity and the equity ratio were affected by the SFAS 115 adjustment. Return on total equity was increased 41 basis points for the six-month period and the equity ratio was 71 basis points lower at quarter-end, as a result of the SFAS 115 adjustment.

     As of June 30, 1994, the equity ratio was 7.80% of assets, and the regulatory leverage ratio was 8.31%, compared to an equity ratio of 7.96% and a leverage ratio of 7.81% at March 31, 1994. Table 8 presents FCOM's risk-based and capital ratios as of June 30, 1994 and 1993 and December 31, 1993. All risk-based and capital ratios remain well above regulatory minimums.

     The Parent Company's sources of funds to pay dividends are its net working capital and the dividends it receives from the Banks. At June 30, 1994, the Parent Company had net working capital of $54.9 million. The Parent Company could receive dividends, without prior regulatory approval, of $180.3 million from the Banks, plus an amount equal to the Banks' adjusted net profits for the remainder of the year.

TABLE 7. SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE
- - ----------------------------------------------------------------------------------------------------------------------
                                                                      Three Months Ended         Six Months Ended
                                                                            June 30                   June 30
- - ----------------------------------------------------------------------------------------------------------------------
                                                                   1994          1993         1994          1993
(dollars in thousands)                                                        (Restated)                 (Restated)
- - ----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                  $  63,844    $   78,539    $  68,302  $     79,919
Provision for loan losses                                          (4,832)       (2,259)      (8,664)       (1,671)
Loans and leases charged to the allowance
    Loans to individuals-residential mortgages                          7           163           85           379
    Loans to individuals-other                                        553           465        1,074         1,055
    Commercial, financial and agricultural                            154           464          335         1,530
    Real estate-commercial mortgages                                    9           261           62           334
    Real estate-other                                                   -             -            -            28
    Credit card loans                                               2,241         2,466        4,744         5,106
- - ----------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                             2,964         3,819        6,300         8,432
- - ----------------------------------------------------------------------------------------------------------------------
Recoveries on loans and leases previously charged to the allowance
    Loans to individuals-residential mortgages                        217           300          709           530
    Loans to individuals-other                                        414           369          783           782
    Commercial, financial and agricultural                            967           648        1,997         1,533
    Real estate-commercial mortgages                                   99            99          332           385
    Real estate-other                                                 355            38          372            52
    Credit card loans                                                 655           506        1,217           997
    Other                                                               -            15            7           341
- - ----------------------------------------------------------------------------------------------------------------------
      Total recoveries                                              2,707         1,975        5,417         4,620
- - ----------------------------------------------------------------------------------------------------------------------
        Net charge-offs                                               257         1,844          883         3,812
- - ----------------------------------------------------------------------------------------------------------------------
Balance at end of period                                        $  58,755    $   74,436    $  58,755  $     74,436
======================================================================================================================
Gross charge-offs as a percent of average loans and leases*<F1>       .44 %         .65 %        .47%          .73%
Recoveries as a percent of gross charge-offs                        91.33 %       51.72 %      85.98%        54.79%
Net charge-offs as a percent of average loans and leases*<F1>         .04 %         .31 %        .07%          .33%
Allowance for loan losses as a percent of loans and leases*<F1>
  at end of period                                                   2.09 %        3.09 %       2.09%         3.09%
- - ----------------------------------------------------------------------------------------------------------------------
<F1>*Net of unearned income.

TABLE 8. RISK-BASED CAPITAL AND CAPITAL RATIOS
- - ---------------------------------------------------------------------------------------
                                                      June 30             December 31
                                                 1994          1993           1993
(dollars in thousands)                                                           (Restated)
- - ---------------------------------------------------------------------------------------
Tier 1 capital                               $   526,613   $   457,214   $   493,529
Tier 2 capital                                   122,306       124,879       121,921
- - ---------------------------------------------------------------------------------------
    Total capital                            $   648,919   $   582,093   $   615,450
- - ---------------------------------------------------------------------------------------
Risk-weighted assets                         $ 3,041,700   $ 2,765,952   $ 3,005,545
- - ---------------------------------------------------------------------------------------
Ratios at end of period
  Tier 1 capital                                   17.04 %       16.53 %       16.42 %
  Total capital                                    21.00 %       21.04 %       20.48 %
  Equity ratio                                      7.80 %        7.37 %        7.65 %
  Tangible equity ratio                             7.58 %        7.12 %        7.43 %
  Leverage ratio                                    8.31 %        7.31 %        7.63 %
- - ---------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS (dollars in thousands)

                                                                                      June 30            December 31
- - ----------------------------------------------------------------------------------------------------------------------
                                                                                1994           1993           1993
                                                                                           (Restated)
- - ----------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                  $   330,723    $   274,966    $    387,548
  Interest-bearing deposits in other banks                                      36,134        373,719          55,422
  Securities
      Held to maturity (market value $314,925, $1,991,204
       and $1,547,086, respectively)                                           314,512      1,960,074       1,523,638
      Available for sale, at market                                          2,574,140              -               -
      Held for sale, at lower of aggregate amortized cost or market                  -      1,229,366       1,779,927
  Trading account securities                                                       526            618             482
  Federal funds sold and securities purchased under resale agreements           24,225          9,500          28,600
  Loans and leases, net of unearned income of $7,163, $15,562
       and $11,822, respectively)                                            2,813,840      2,410,499       2,674,697
      Allowance for loan losses                                                (58,755)       (74,436)        (68,302)
- - ----------------------------------------------------------------------------------------------------------------------
        Net loans and leases                                                 2,755,085      2,336,063       2,606,395
- - ----------------------------------------------------------------------------------------------------------------------
  Premises and equipment                                                       110,157         98,097         102,230
  Accrued interest receivable                                                   56,332         57,927          55,197
  Other real estate                                                              5,447         16,801           7,177
  Goodwill and other intangibles                                                14,899         17,450          16,143
  Other assets                                                                  93,992         64,602          97,526
- - ----------------------------------------------------------------------------------------------------------------------
        Total assets                                                       $ 6,316,172    $ 6,439,183    $  6,660,285
======================================================================================================================
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                                           $ 1,208,690    $ 1,091,005    $  1,196,259
    Interest-bearing deposits                                                4,020,829      4,095,551       4,107,813
  Foreign branch interest-bearing deposits                                       6,403          8,126           5,787
- - ----------------------------------------------------------------------------------------------------------------------
        Total deposits                                                       5,235,922      5,194,682       5,309,859
- - ----------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                        437,050        555,196         678,316
  Accrued interest payable                                                      17,721         15,601          16,844
  Accounts payable and other accrued liabilities                                43,839        103,536          55,890
  Long-term debt                                                                89,056         95,504          89,704
- - ----------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                    5,823,588      5,964,519       6,150,613
- - ----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Preferred stock, 5,000,000 shares authorized
    Series 1992, 7.25% cumulative convertible, $25 stated value
    Issued--2,398,170, 2,399,170 and 2,399,170 shares, respectively             59,954         59,979          59,979
  Common stock, $5 par value
    Authorized--100,000,000 shares
    Issued--26,162,127, 21,024,171 and 26,062,067 shares, respectively         130,811        105,123         130,311
  Capital surplus                                                              137,559        134,456         135,911
  Retained earnings                                                            214,230        176,809         184,288
  Unearned restricted stock compensation                                        (1,042)        (1,703)           (817)
  Net unrealized (loss) on securities available for sale                       (48,928)             -               -
- - ----------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                             492,584        474,664         509,672
- - ----------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                         $ 6,316,172    $ 6,439,183    $  6,660,285
======================================================================================================================
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these
    Consolidated Balance Sheets.

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except share amounts)

                                                                         Three Months Ended              Six Months Ended
                                                                              June 30                         June 30
- - --------------------------------------------------------------------------------------------------------------------------------
                                                                      1994         1993                1994          1993
                                                                                (Restated)                        (Restated)
- - --------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans and leases                       $    57,086     $    52,594      $   112,976     $   104,750
  Interest on tax-exempt securities                                 1,785           2,405            3,668           4,825
  Interest and dividends on other taxable securities               37,288          40,492           75,952          81,872
  Interest on money market investments                                549           2,465            1,295           5,570
- - --------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                          96,708          97,956          193,891         197,017
- - --------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest on deposits                                             27,396          28,849           54,187          59,054
  Interest on short-term borrowings                                 4,554           3,248            9,392           6,083
  Interest on long-term debt                                        2,768           2,925            5,576           5,854
- - --------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                         34,718          35,022           69,155          70,991
- - --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                61,990          62,934          124,736         126,026
PROVISION FOR LOAN LOSSES                                          (4,832)         (2,259)          (8,664)         (1,671)
- - --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                66,822          65,193          133,400         127,697
- - --------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
  Deposit fees and service charges                                 10,796          10,943           21,438          21,450
  Credit card fee income                                            6,195           5,684           11,654          10,682
  Trust fee income                                                  3,548           2,991            7,031           5,788
  Broker/dealer revenue                                             1,675           2,366            3,877           4,668
  Other operating revenue                                           5,017           5,013           10,610           8,998
  Securities transactions                                          (6,683)             73           (5,561)            274
- - --------------------------------------------------------------------------------------------------------------------------------
    Total other income                                             20,548          27,070           49,049          51,860
- - --------------------------------------------------------------------------------------------------------------------------------
                                                                   87,370          92,263          182,449         179,557
OPERATING EXPENSE
  Salary expense                                                   26,290          23,887           52,170          46,570
  Employee benefits                                                 5,724           5,476           11,290          11,305
- - --------------------------------------------------------------------------------------------------------------------------------
    Total personnel expense                                        32,014          29,363           63,460          57,875
  Net occupancy expense                                             4,211           3,919            8,276           7,647
  Equipment expense                                                 3,926           3,169            7,389           6,097
  FDIC insurance expense                                            2,890           2,961            5,780           5,922
  Other operating expense                                          15,970          15,173           30,578          29,580
- - --------------------------------------------------------------------------------------------------------------------------------
    Total operating expense                                        59,011          54,585          115,483         107,121
- - --------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                   28,359          37,678           66,966          72,436
INCOME TAX EXPENSE                                                  9,280          12,290           21,755          23,921
- - --------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                         19,079          25,388           45,211          48,515
PREFERRED DIVIDEND REQUIREMENTS                                     1,087           1,087            2,174           2,174
- - --------------------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON SHARES                            $    17,992     $    24,301      $    43,037     $    46,341
================================================================================================================================
EARNINGS PER SHARE
  Primary                                                     $       .68     $       .93      $      1.63     $      1.78
  Fully diluted                                               $       .65     $       .84      $      1.51     $      1.62
WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary                                                      26,328,631      26,124,766       26,315,449      26,082,353
  Fully diluted                                                32,259,839      32,140,875       32,262,682      32,103,756
- - --------------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (dollars in thousands except per share data)
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Net
                                                                                                                  Unrealized
                                                                                                      Unearned      (Loss)
                                                            Preferred                                Restricted  on Securities
                                                              Stock      Common   Capital   Retained    Stock      Available
                                                           Series 1992   Stock    Surplus   Earnings Compensation   for Sale  Total
- - ------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993 (Restated)                         $59,991    $103,882  $129,758  $140,315  $   (606) $      -  $433,340
  Net income                                                        -           -         -    48,515         -         -    48,515
  Cash dividends:
    Series 1992 preferred stock ($.91 per share)                    -           -         -    (2,174)        -         -    (2,174)
    Common stock ($.40 per share)                                   -           -         -    (9,847)        -         -    (9,847)
  Conversion of 470 shares of preferred stock
     into 437 shares of common stock                              (12)          2        10         -         -         -         -
  Common stock issuances:
    FANB Convertible Debt-65,877 shares                             -         329       301         -         -         -       630
    Tax-Deferred Savings Plan - 52,151 shares                       -         261     1,596         -         -         -     1,857
    Dividend and Interest Reinvestment and
      Stock Purchase Plan - 25,494 shares                           -         127       720         -         -         -       847
    Stock options exercised, net of shares surrendered
      in payment and tax benefit - 66,291 shares                    -         331       452         -         -         -       783
  Restricted stock issued - 38,255 shares                           -         191     1,157         -    (1,348)        -         -
  Amortization of unearned restricted stock compensation            -           -         -         -       713         -       713
  Change in estimated restricted stock value                        -           -       462         -      (462)        -         -
- - ------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993 (Restated)                           $59,979    $105,123  $134,456  $176,809  $ (1,703) $      -  $474,664
- - ------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                                    $59,979    $130,311  $135,911  $184,288  $   (817) $      -  $509,672
  Net income                                                        -           -         -    45,211         -         -    45,211
  Cash dividends:
    Series 1992 preferred stock ($.91 per share)                    -           -         -    (2,174)        -         -    (2,174)
    Common stock ($.50 per share)                                   -           -         -   (13,077)        -         -   (13,077)
  Conversion of 1,000 shares of preferred stock
    into 1,164 shares of common stock                             (25)          6        19         -         -         -         -
  Common stock issuances:
    Tax-Deferred Savings Plan - 12,152 shares                       -          59       249         -         -         -       308
    Dividend and Interest Reinvestment and
      Stock Purchase Plan - 20,400 shares                           -         102       383       (18)        -         -       467
    Stock options exercised, net of shares surrendered
      in payment and tax benefit - 56,762 shares                    -         284       526         -         -         -       810
  Restricted stock issued - 9,792 shares                            -          49       222         -      (271)        -         -
  Amortization of unearned restricted stock compensation            -           -         -         -       295         -       295
  Change in estimated restricted stock value                        -           -       249         -      (249)        -         -
  Net unrealized (loss) on securities available for sale            -           -         -         -         -   (48,928)  (48,928)
- - ------------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                                      $59,954    $130,811  $137,559  $214,230  $ (1,042) $(48,928) $492,584
- - ------------------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                   Six Months Ended
                                                                                                       June 30
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                                1994            1993
                                                                                                             (Restated)
- - ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net Income                                                                                $    45,211    $     48,515
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                  (8,664)         (1,671)
      Depreciation and amortization                                                               6,464           5,364
      Amortization of intangibles                                                                 1,244           1,452
      Deferred income taxes                                                                       3,352           1,947
      (Gains) losses on securities transactions                                                   5,561            (274)
      (Gains) on loan sales                                                                      (1,087)            -
      (Increase) decrease in trading account securities                                             (44)          1,758
      (Increase) in accrued interest receivable                                                  (1,135)           (991)
      (Increase) decrease in other assets                                                        26,532            (202)
      Increase (decrease) in accrued interest payable                                               877          (1,520)
      Increase (decrease) in accounts payable and other accrued liabilities                     (12,036)          7,788
      Other, net                                                                                    550           1,274
- - ------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                                66,825          63,440
- - ------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits in other banks                                       19,288           9,955
  Proceeds from sales and calls of securities held to maturity and held for sale                     65          89,912
  Proceeds from maturities of securities held to maturity and held for sale                     453,942         420,754
  Purchases of securities held to maturity and held for sale                                         (6)       (581,848)
  Proceeds from sales and calls of securities available for sale                                936,971             -
  Proceeds from maturities of securities available for sale                                     151,012             -
  Purchase of securities available for sale                                                  (1,208,712)            -
  Net decrease in federal funds sold and securities purchased
    under resale agreements                                                                       4,375          14,114
  Net (increase) in loans                                                                      (139,980)        (83,589)
  Purchases of premises and equipment                                                           (14,831)         (7,512)
  Proceeds from sales of foreclosed assets                                                        3,333           4,849
  Other, net                                                                                        424              24
- - ------------------------------------------------------------------------------------------------------------------------
    NET CASH (USED) BY INVESTING ACTIVITIES                                                     205,881        (133,341)
- - ------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW accounts,
    money market accounts and savings accounts                                                  (59,748)          5,580
  Net (decrease) in domestic and foreign time deposits                                          (14,189)        (87,810)
  Net increase (decrease) in short-term borrowings                                             (241,266)         72,478
  Payments on long-term debt                                                                       (648)           (170)
  Proceeds from sales of common stock                                                             1,227           2,618
  Cash dividends                                                                                (14,907)        (12,006)
- - ------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                           (329,531)        (19,310)
- - ------------------------------------------------------------------------------------------------------------------------
    (DECREASE) IN CASH AND CASH EQUIVALENTS                                                     (56,825)        (89,211)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                            387,548         364,177
- - ------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                              $   330,723    $    274,966
- - ------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial
    Statements.


NOTE 1
Summary of Significant Accounting Policies

   The consolidated financial statements include the accounts of First Commerce Corporation (FCC) and all of its subsidiaries. All significant intercompany accounts and transactions are eliminated.
    The consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows for the interim periods. Adjustments included herein are of a normal recurring nature and include appropriate estimated provisions. The financial statements for the interim periods have not been independently audited. However, the interim consolidated financial statements have been reviewed by FCC's independent public accountants in accordance with standards for such reviews established by the American Institute of Certified Public Accountants, and their review report is included herein.
    Certain prior year amounts have been reclassified to conform with current year financial statement presentation.
    The Notes to Consolidated Financial Statements included herein should be read in conjunction with the Notes to Consolidated Financial Statements included in FCC's 1993 Annual Report to Stockholders.

NOTE 2
ACQUISITIONS

Effective January 1, 1994, First Acadiana National Bancshares, Inc. (FANB), the parent company of First Acadiana National Bank, was acquired by FCC for 1,290,145 shares of common stock. First Acadiana National Bank was merged with The First National Bank of Lafayette, a wholly owned subsidiary of FCC. The acquisition was accounted for as a pooling-of-interests.

All 1993 financial information reported reflects the pooling-of-interests with FANB. Financial information prior to 1993 was not restated, since the effect would be immaterial.


NOTE 3
Securities Held to Maturity

  An analysis of securities held to maturity follows (in thousands):

- - ---------------------------------------------------------------------------------------------
                                      Amortized    Unrealized  Unrealized     Fair
                                        Cost          Gains     (Losses)      Value
- - ---------------------------------------------------------------------------------------------
June 30, 1994
- - ---------------------------------------------------------------------------------------------
U.S. treasury and agency securities   $   305,484  $       477  $   (66) $     305,895
Equity securities                           8,313            -        -          8,313
Other debt securities                         715            2        -            717
- - ---------------------------------------------------------------------------------------------
    Total securities held
        to maturity                   $   314,512  $       479  $   (66) $     314,925
- - ---------------------------------------------------------------------------------------------
June 30, 1993 (Restated)
- - ---------------------------------------------------------------------------------------------
U.S treasury securities               $ 1,142,975  $    13,701  $     -  $   1,156,676
Obligations of U.S.
  agencies and
  corporations                            711,573        7,719   (2,037)       717,255
Obligations of states and
  political subdivisions                   77,142       12,242      (37)        89,347
Other bonds, notes,
  debentures and stock                     28,384           54     (512)        27,926
- - ---------------------------------------------------------------------------------------------
   Total securities held
       to maturity                    $ 1,960,074  $    33,716  $(2,586) $   1,991,204
- - ---------------------------------------------------------------------------------------------

     During the current quarter, proceeds from the call of securities held to maturity were $5,000, resulting in gross realized gains of $500.

     An analysis of the amortized cost and fair values of the securities held to maturity by contractual maturity periods follows (in thousands):

                                      Amortized    Unrealized  Unrealized     Fair
                                        Cost          Gains     (Losses)       Value
- - ---------------------------------------------------------------------------------------------
June 30, 1994
- - ---------------------------------------------------------------------------------------------
Within one year                          $305,534     $    478    $ (64)      $305,948
One to five years                             165            1       (2)           164
Five to ten years                             500            -         -           500
After ten years                             8,313            -         -         8,313
- - ---------------------------------------------------------------------------------------------
   Total securities held
        to maturity                   $   314,512 $        479  $   (66)  $     314,925
- - ---------------------------------------------------------------------------------------------


NOTE 4
Securities Available for Sale

  An analysis of securities available for sale follows (in thousands):

                                        Amortized      Unrealized     Unrealized       Fair
                                           Cost          Gains         (Losses)       Value
- - -------------------------------------------------------------------------------------------------------
June 30, 1994
- - -------------------------------------------------------------------------------------------------------
U.S. treasury and agency securities   $ 1,145,905    $     1,719    $  (24,257)   $ 1,123,367
Mortgage-backed securities              1,373,918             86       (60,970)     1,313,034
Obligations of states and
  political subdivisions                   95,899         10,101          (769)       105,231
Equity securities                          33,690              -        (1,182)        32,508
- - -------------------------------------------------------------------------------------------------------
    Total securities
     available for sale               $ 2,649,412    $    11,906    $  (87,178)   $ 2,574,140
- - -------------------------------------------------------------------------------------------------------

    During the current quarter, proceeds from the sales and calls of securities available for sale were $487,783,000, resulting in gross realized gains of $13,000 and gross realized losses of $6,702,000. The net unrealized loss on available for sale securities, net of the tax effect, included as a separate component of equity was $48,928,000 at June 30, 1994. The fair value of securities available for sale is the market value. The fair value was determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists.

  An analysis of the amortized cost and fair values of the securities available for sale by contractual maturity periods follows (in thousands):

                                        Amortized      Unrealized     Unrealized       Fair
                                           Cost          Gains         (Losses)       Value
- - -------------------------------------------------------------------------------------------------------
June 30, 1994
- - -------------------------------------------------------------------------------------------------------
Within one year                       $    84,521 $          403    $     (613)   $    84,311
One to five years                       1,094,925          2,122       (24,287)     1,072,760
Five to ten years                         296,377            933       (13,947)       283,363
After ten years                         1,173,589          8,448       (48,331)     1,133,706
- - -------------------------------------------------------------------------------------------------------
  Total securities
     available for sale               $ 2,649,412 $       11,906    $  (87,178)   $ 2,574,140
- - -------------------------------------------------------------------------------------------------------

NOTE 5
Loans and Leases

  The composition of loans and leases was as follows (in thousands):

                                     June 30            December 31
=====================================================================
                                 1994         1993         1993
                                           (Restated)
- - ---------------------------------------------------------------------
Domestic
  Loans to individuals -
    Residential mortgages
        First lien             $   471,104  $   330,056  $   448,054
        Junior lien                 68,181       65,655       73,308
  Loans to individuals - other     795,768      595,087      663,364
  Commercial, financial
    and agricultural               498,994      476,961      482,677
  Real estate                      532,333      492,441      521,283
  Credit card loans                371,281      363,291      383,932
  Other loans                       81,171       96,403      106,465
- - ---------------------------------------------------------------------
    Total domestic loans
      and leases                 2,818,832    2,419,894    2,679,083
International
  In domestic offices                2,171        6,167        7,436
- - ---------------------------------------------------------------------
    Total loans and leases       2,821,003    2,426,061    2,686,519
Unearned income                     (7,163)     (15,562)     (11,822)
- - ---------------------------------------------------------------------
    Loans and leases, net
     of unearned income        $ 2,813,840  $ 2,410,499  $ 2,674,697
=====================================================================

NOTE 6
Allowance for Loan Losses

  A summary analysis of the transactions in the allowance for loan losses follows (dollars in thousands):

                                                   Three Months Ended
                                                         June 30
=============================================================================
                                                   1994            1993
                                                                (Restated)
- - -----------------------------------------------------------------------------
Balance at beginning of period                  $  63,844        $  78,539
Provision for loan losses                          (4,832)          (2,259)

Loans and leases charged to the allowance          (2,964)          (3,819)
Recoveries on loans and leases previously
  charged to the allowance                          2,707            1,975
- - -----------------------------------------------------------------------------
    Net charge-offs                                  (257)          (1,844)
- - -----------------------------------------------------------------------------
Balance at end of period                        $  58,755        $  74,436
- - -----------------------------------------------------------------------------
Net charge-offs as a percent of
  average loans and leases*<F1>                       .04 %            .31 %
Allowance for loan losses as a percent of
  loans and leases*<F1> at end of period             2.09 %           3.09 %
=============================================================================
<F1>*Net of unearned income.

                                                   Six Months Ended
                                                       June 30
=============================================================================
                                                1994             1993
- - -----------------------------------------------------------------------------
Balance at beginning of period                  $  68,302        $  79,919
Provision for loan losses                          (8,664)          (1,671)

Loans and leases charged to the allowance          (6,300)          (8,432)
Recoveries on loans and leases previously
  charged to the allowance                          5,417            4,620
- - -----------------------------------------------------------------------------
    Net charge-offs                                  (883)          (3,812)
- - -----------------------------------------------------------------------------
Balance at end of period                        $  58,755        $  74,436
- - -----------------------------------------------------------------------------
Net annualized charge-offs as a percent of
  average loans and leases**<F1>                      .07 %            .33 %
Allowance for loan losses as a percent of
  loans and leases*<F1> at end of period             2.09 %           3.09 %
=============================================================================
<F1>**Net of unearned income.

NOTE 7
Debt

  Total cash payments for interest expense on deposits, short-term borrowings and long-term debt were $68,278,000 and $71,602,000 for the six-month periods ended June 30, 1994 and 1993, respectively.

NOTE 8
Off-Balance Sheet Instruments

  A summary of obligations under financial instruments which are not reflected in the Consolidated Balance Sheets follows (in thousands):

                                                         June 30
=======================================================================
                                                    1994        1993
                                                             (Restated)
- - -----------------------------------------------------------------------
Commitments to extend credit for loans and
  leases (excluding credit card plans)          $  785,570   $ 501,071
Commitments to extend credit for credit
  card plans                                    $1,283,121   $ 980,942
Commercial letters of credit                    $    5,045   $   9,712
Financial letters of credit                     $   48,960   $  43,050
Performance letters of credit                   $   19,147   $   9,746
Foreign exchange contracts
  Commitments to purchase                       $    1,217   $     974
  Commitments to sell                           $    1,350   $   8,732
When-issued securities
  Commitments to purchase                       $    1,750   $     880
  Commitments to sell                           $      880   $     555
Interest rate contracts*<F1>
  Cap corridors                                 $  100,000   $ 350,000
  Caps                                          $        -   $  10,000
  Floors                                        $        -   $ 200,000
  Swaps, including amortizing interest
     rate swaps                                 $  250,000   $ 213,000
- - -----------------------------------------------------------------------
<F1>*Notional principal amounts.

NOTE 9
Contingencies

    FCC and its subsidiaries have been named as defendents in various legal actions arising from normal business activities in which damages in various amounts are claimed. The amounts, if any, of ultimate liability with respect to such matters cannot be determined. However, after consulting with legal counsel, management believes any such liability will not have a material effect on FCC's consolidated financial condition or results of operations.

NOTE 10
Income Taxes

     Deferred income taxes reflect the tax effects of temporary differences the carrying amounts of assets and liabilities for financial reporting purposes
and the amounts used for income tax purposes.   There was a net deferred tax
asset of $47.22 million and $13.68 million on June 30, 1994 and 1993, respectively. The major temporary differences which created deferred tax assets and liabilities as of June 30, 1994 and 1993 are as follows (in thousands):


- - ---------------------------------------------------------------------------------------------------------------------
                                                              June 30, 1994            June 30, 1993
                                                                                         (Restated)
- - ---------------------------------------------------------------------------------------------------------------------
                                                     Deferred         Deferred        Deferred        Deferred
                                                       Tax              Tax             Tax             Tax
                                                      Assets        Liabilities        Assets       Liabilities
- - ---------------------------------------------------------------------------------------------------------------------
Unrealized loss on securities                  $        26,346    $      -        $      -        $      -
Allowance for loan losses                               20,700           -               24,074          -
Alowance for losses on foreclosed assets                 3,249           -                4,408          -
Amortization of intangibles                              3,203           -               -               -
Nonaccrual loan interest                                 2,819           -                3,607          -
Employee benefits                                        1,921           -                1,532          -
Bond accretion                                          -                 4,110          -                3,642
Accrued liabilities                                     -                 3,947          -               12,144
Accumulated depreciation                                -                 3,868          -                4,082
Other                                                    3,738            2,830           2,865           2,940
- - ---------------------------------------------------------------------------------------------------------------------
  Total deferred taxes                         $        61,976    $      14,755   $      36,486   $      22,808
- - ---------------------------------------------------------------------------------------------------------------------

     Current income taxes payable were $1.63 million and $4.52 million on June 30, 1994 and 1993, respectively.
     The components of income tax expense under the liability method in the consolidated statements of income for the three and six-month periods ended June 30 were as follows (in thousands):

- - ------------------------------------------------------------------------------------------------
                                     Three Months Ended                    Six Months Ended
                                           June 30                             June 30
- - ------------------------------------------------------------------------------------------------
                                         1994          1993             1994            1993
                                                    (Restated)                       (Restated)
- - ------------------------------------------------------------------------------------------------
Current                            $       7,816 $      10,576    $      18,403   $      21,974
Deferred                                   1,464         1,714            3,352           1,947
- - ------------------------------------------------------------------------------------------------
   Total                           $       9,280 $      12,290    $      21,755   $      23,921
- - ------------------------------------------------------------------------------------------------

   Income tax expense related to securities transactions and state and foreign income taxes are included above and were insignificant in all periods presented.

   The statutory federal income tax rate was increased to 35% from 34% on August 10, 1993. This increase was made retroactive to January 1, 1993.
The additional income tax expense resulting from this rate was not recorded until the quarter ended September 30, 1993. Total income tax expense for the three and six-months ended June 30, 1994 and 1993 was different from the amount computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):


- - --------------------------------------------------------------------------------------------------------------------
                                                         Three months ended                       Six months ended
                                                               June 30                                 June 30
- - --------------------------------------------------------------------------------------------------------------------
                                                       1994              1993           1994            1993
                                                                     (Restated)                      (Restated)
- - --------------------------------------------------------------------------------------------------------------------
Federal income tax expense                               35.00 %          34.00 %         35.00 %         34.00   %

Increase (decrease) resulting from:
  Benefits attributable to tax-exempt interest           (2.95)           (2.56)          (2.56)          (2.68)
  Effect of adopting SFAS 109                               -                -               -              .82
  Nondeductible expenses                                   .83              .46             .63             .44
  Other items, net                                        (.16)             .72           (.58)            .44
- - --------------------------------------------------------------------------------------------------------------------
Actual income tax expense                                32.72 %          32.62 %         32.49 %         33.02 %
- - --------------------------------------------------------------------------------------------------------------------

     FCC's cash payments for federal income tax liabilities were $26.23 million and $17.72 million for the six months ended June 30, 1994 and 1993, respectively.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders
and Board of Directors of
First Commerce Corporation:

     We have reviewed the accompanying consolidated balance sheets of FIRST COMMERCE CORPORATION (a Louisiana corporation) and subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of income for the three-month and six-month periods ended June 30, 1994 and 1993, and the consolidated statements of changes in stockholders' equity and cash flows for the six-month periods ended June 30, 1994 and 1993. These financial statements are the responsibility of the company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of First Commerce Corporation and subsidiaries as of December 31, 1993 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein) and, in our report dated January 12, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1993 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                   /s/  Arthur Andersen & Co.
                                   ARTHUR ANDERSEN & CO.



New Orleans, Louisiana
July 13, 1994